                        Modification No. 14


                                to


                          POWER AGREEMENT


                      Dated October 15, 1952


                              between


                 OHIO VALLEY ELECTRIC CORPORATION


                                AND


                     UNITED STATES OF AMERICA


                     Acting By and Through the


                       SECRETARY OF ENERGY,


                     the statutory head of the


                       DEPARTMENT OF ENERGY


                            Dated as of


                         January 15, 1992

Contract No. DE-AC05-760R01520
(Modification No. 14)


     THIS MODIFICATION NO. 14, dated as of the 15th day of January, 1992, by and between OHIO VALLEY ELECTRIC CORPORATION, a corporation organized under the laws of the State of Ohio (hereinafter called the "Corporation") and the UNITED STATES OF AMERICA (hereinafter sometimes called the "Government"), acting by and through the SECRETARY OF ENERGY, the statutory head of the DEPARTMENT OF ENERGY (hereinafter called "DOE");

                   W I T N E S S E T H  T H A T

     WHEREAS, Corporation and the Government have heretofore entered into a contract dated October 15, 1952, providing for the supply by Corporation of electric utility services to the United States Atomic Energy Commission (hereinafter called "AEC") at AEC's project near Portsmouth, Ohio (hereinafter called the "Project"), which contract has heretofore been modified by Modification No. 1, dated July 23, 1953, Modification No. 2, dated as of March 15, 1964, Modification No. 3, dated as of May 12, 1966, Modification No. 4, dated as of January 7, 1967, Modification No. 5, dated as of August 15, 1967, Modification No. 6, dated as of November 15, 1967, Modification No. 7, dated as of November 5, 1975, Modification No. 8, dated as of June 23, 1977, Modification No. 9, dated as of July 1, 1979, Modification No. 10, dated as of August 1, 1979, Modification No. 11, dated as of September 1, 1979, Modification

No. 12, dated as of August 1, 1981, and Modification No. 13, dated as of September 1, 1989 (said contract, as so modified, is hereinafter called the "DOE Power Agreement"); and
     WHEREAS, pursuant to the Energy Reorganization Act of 1974, the AEC was abolished on January 19, 1975 and certain of its functions, including the procurement of electric utility services for the Project, were transferred to and vested in the Administrator of Energy Research and Development; and
     WHEREAS, pursuant to the Department of Energy Organization Act, all of the functions vested by law in the Administrator of Energy Research and Development or the Energy Research and Development Administration were transferred to, and vested in, the Secretary of Energy on October 1, 1977; and
     WHEREAS, Corporation and DOE desire to amend the DOE Power Agreement further for the purpose of extending its term and for certain other purposes as more particularly hereinafter provided;
     NOW, THEREFORE, the parties hereto do hereby agree as follows:
     1. The Equity Participation Ratios of American Gas and Electric Company (now American Electric Power Company, Inc.) and Louisville Gas and Electric Company shall be 39.9 Percent and 4.9 Percent, respectively, in lieu of the percentages listed in the table in the second clause of the preamble to the DOE Power Agreement. In connection therewith, the third clause of the preamble to the DOE Power Agreement is hereby modified to read as follows:
          "WHEREAS, Corporation proposes to issue from time to time to the Participating Companies, as required, shares of the capital stock of Corporation for cash at the par value thereof of $100 per share in amounts presently estimated not to exceed the aggregate number of shares of such capital stock indicated in the tabulation below:


                                                    Aggregate Number
          Name of                                   of Shares of
     Participating Company                          Corporation

     American Gas and Electric Company             79,800
     The Cincinnati Gas & Electric Company          18,000
     Columbus and Southern Ohio Electric Company    8,600
     The Dayton Power and Light Company             9,800
     Kentucky Utilities Company                     5,000
     Louisville Gas and Electric Company            9,800
     Ohio Edison Company                           33,000
     Southern Indiana Gas and Electric Company      3,000
     The Toledo Edison Company                      8,000
     The West Penn Electric Company                 25,000"


2.   Paragraph 1 of Section 2.04 is amended in its entirety to read as follows:
          "1. Whenever, for any clock hour, the aggregate amount of permanent power and the energy associated therewith furnished by Corporation to DOE pursuant to
     Section 2.03 and the scheduled kwh of occasional energy for which provision has been made by Corporation pursuant to Section 2.09 is insufficient to supply the part of the DOE contract demand which is then being demanded by DOE, Corporation shall, unless Corporation shall be excused as a result of conditions contemplated by Section 7.05 of this Agreement or DOE shall have otherwise excused Corporation from meeting such demand, furnish additional generating capacity and the energy associated therewith to DOE at the point of delivery to make up for such insufficiency in any amount necessary up to a number of kilowatts which will equal the Applicable Percentage (which percentage, for purposes of this Section 2.04, shall not exceed thirty percent) of the sum of (i) the DOE contract demand and (ii) the transmission losses thereon from the 345 kv busses of the project generating stations. At the request of DOE, during any clock hour Corporation may, at its option, furnish to DOE supplemental power which, when added to the permanent power and occasional energy then being furnished, shall exceed the DOE contract demand; provided that, in such event, DOE shall, if requested to do so by Corporation, forthwith take action to reduce its power and energy requirements to an amount not exceeding the aggregate amount which Corporation would otherwise be obligated to supply. Notwithstanding the foregoing, the aggregate amount of supplemental power and energy which Corporation shall be obligated to furnish to D0E pursuant to this paragraph l during any calendar year shall not exceed the product of 900,000,000 kwh multiplied by the average DOE capacity ratio of such calendar year, weighted with respect to the periods of time during which DOE capacity ratios were in effect."

     3. Paragraph 1 of Section 2.05 is amended by deleting subsection (b) of clause (B) of said paragraph 1 and substituting therefor the following:
          "(b) in the event that any of the events specified in clause (i), clause (ii), clause (iii) or clause (iv) of Section 6.05 of this Agreement shall occur on the effective date of Modification No. 14 to this Agreement or thereafter during the term of this Agreement, then, and in such event, if Corporation so elects pursuant to
     Section 6.05, for the purpose of computing the demand charges or modified demand charges payable by DOE as cancellation costs pursuant to Section 6.02 of this Agreement, and for all other purposes of this Agreement, the DOE contract demand in effect on the date of the occurrence of such event and thereafter shall be, and be deemed to be, the Full Contract Quantity; and provided further"

     4. Section 2.05 is further amended by deleting paragraphs 2, 3 and 4 in their entirety and substituting therefor the following:
          "2. DOE shall have the right at any time to sell or provide permanent or supplemental power and energy to which it is entitled hereunder to its vendors, contractors and concessionaires for their consumption at or in the vicinity of the Project. In addition, DOE shall have the right at any time to sell or provide permanent or supplemental power and energy in an amount up to 2,500 kw to its tenants for their consumption at or in the vicinity of the Project.

          "3. Except as hereinafter provided, DOE shall have the right, at any time during the term of this Agreement, to the extent that power and energy shall no longer be required at the Project, to transfer all or part of the power and energy to which DOE is entitled hereunder in a block or blocks not less than 20,000 kw in any one case to supply a Governmental requirement at DOE's uranium enrichment facility near Paducah, Kentucky for consumption in operations at such installation. In the event that DOE desires to exercise such right, it shall give notice of its intention to Corporation. If arrangements are mutually agreed upon for such transfer over transmission facilities provided by Corporation, such power and energy shall be delivered by Corporation to the point agreed upon at the rates provided in this Agreement, adjusted to reflect any increase in cost to Corporation as well as applicable transmission charges. If, however, within 60 days after receipt of the notice provided for in this paragraph, Corporation undertakes to release DOE from liability with respect to charges payable by DOE with respect to such power and energy as of (a) one year after such notice, or (b) the day on which such power and energy could have been used at the Paducah facility, whichever is later, or (c) as of such earlier date, if any, when Corporation can absorb such power and energy in its system or in the systems of Sponsoring Companies, then Corporation shall, as of the date when DOE is released from such liability, have the right to dispose of such power and energy in any manner it may determine."

     5. A new Section 2.10 is to be inserted after Section 2.09 as follows:
          "SECTION 2.10 Transmission Revenues. From time to time Corporation may receive payments from other utilities or entities for the transmission over transmission facilities of Corporation of electric power and energy not associated with the Project. In such event, no portion of the payments received by Corporation for the use of Corporation's transmission facilities shall be included in the computations under Sections 3.03 and 3.04."

     6.   A new Section 2.11 is to be inserted after Section 2.10

as follows:

          "SECTION 2.11 Transmission Payments. In the event that Corporation is required to make payments to other utilities and/or entities of transmission or transmission-related charges for or in connection with the delivery of electric power and energy to DOE under this Agreement, which charges would not, pursuant to any other provision of this Agreement, be billed by Corporation to, and paid by, DOE, DOE shall pay to Corporation the full amount paid by Corporation for such charges; provided, however, that such amount shall be reduced, to not less than zero, by any amount which Corporation receives from other utilities and/or entities under Section 2.10 during the calendar year when the obligation to make payments to other utilities and/or entities arises."

     7. Clauses (c) and (d) of paragraph 3 of Section 3.04 are amended in their entirety to read as follows:
          "(c) Component (C) shall consist of the total expenses for taxes, including all taxes on income (other than (i) Federal income taxes, (ii) any taxes that are now or may hereafter be levied based on revenue, energy generated or sold or on any other basis capable of direct distribution, the cost of which taxes shall be allocated directly to DOE and Corporation in amounts reflecting the proper share of each, and DOE shall pay to Corporation its share thereof, (iii) taxes arising from payments received by Corporation for difficult to quantify costs under Section 2.08 and (iv) taxes arising from payments received by Corporation for use of Corporation's transmission facilities under Section 2.10), properly chargeable to Account 507 of the Uniform System of Accounts; provided, however, that any taxes for which DOE reimburses Corporation under Sections 1.05, 3.06, 3.07, 4.02, and 4.08 shall not be included in Component (C)."

          "(d)       Component (D) shall consist of an amount
     equal to the product of $2.089 multiplied by the total number of shares of capital stock of the par value of $100 per share of Ohio Valley Electric Corporation which shall have been issued and which are outstanding on the last day of such month."

     8. The second paragraph of paragraph 8 of Section 3.04 is amended by deleting the first sentence thereof and substituting therefor the following:
          "Prior to the effectiveness of any assignment of this Agreement by DOE, the 'Review Board,' for the purposes of this paragraph 8, shall be the DOE Board of Contract Appeals."

     9.   Section 3.06 is amended in its entirety to read as

follows:

          "SECTION 3.06 Additional Facilities. In connection with the operation of the Paducah or Portsmouth installations of DOE, as a part of the cost structure of this Agreement and for the purpose of providing funds in the amount necessary to cover the entire cost to Corporation of additional facilities and/or spare parts associated with the provision of electric utility services to DOE, including, without limitation, such facilities as fuel processing plants, flue gas or waste product processing facilities and additional generating units or stations at the location of the existing facilities or elsewhere, as shall be purchased and/or installed or being installed by Corporation pursuant to the provisions of this Section 3.06, DOE shall pay to Corporation amounts sufficient, after provision for any estimated income taxes that may be applicable thereto, to enable Corporation to cover the entire cost of such additional facilities and/or spare parts; provided, however, that neither any single additional facility and/or spare part costing more than $100,000 nor any single additional facility or spare part costing less than $100,000 ('small additional facility or spare part') after the total cost of all small additional facilities or spare parts in one calendar year has reached $5 million shall be purchased or installed by Corporation pursuant to this Section 3.06 without the prior written approval of DOE unless the purchase or installation of such additional facilities and/or spare parts is ordered or required by any regulatory body having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or is reasonably required to enable Corporation to limit the emission of pollutants or the discharge of wastes or is otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment.

          "Corporation agrees, upon the request of DOE, to use its best efforts to arrange, to the extent that, in Corporation's judgment, such financing is feasible, financing for a period not to extend beyond December 31, 2005, from sources of capital funds other than DOE of the cost of each additional facility and/or spare part which has a cost in excess of $5,000,000, or such lesser amount as may be specified by Corporation, and also agrees where the cost is so financed in whole or in part (1) to reimburse or credit DOE from any proceeds of such financing to the extent such proceeds are, under the financing arrangements, available for such purpose, for any amount which DOE may have previously paid to Corporation under this Section 3.06 for the cost of such additional facility and/or spare part and (2) to apply the balance of any such proceeds in payment of the remaining cost, if any, of such additional facility and/or spare part; DOE shall be relieved of its obligation under this Section 3.06 to pay Corporation for the cost of any additional facility and/or spare part to the extent that Corporation pays such cost from the balance of any proceeds as contemplated under clause (2) of this sentence.

          "DOE agrees that, if DOE requests that Corporation arrange for financing from sources of capital funds other than DOE the cost of any additional facility and/or spare part, DOE will provide to Corporation assurance in a form satisfactory to Corporation that DOE will pay to Corporation (or, if the right to receive principal payments, interest payments, and any other financing expenses under an installment sale, loan, lease or similar agreement shall have been assigned by the seller, lender, lessor or other party to any such similar agreement with the written consent of Corporation and DOE to a trustee under an indenture pursuant to which bonds or other debt securities have been issued and sold, will pay directly to such assignee rather than to Corporation) the full amount of principal payments, interest payments and any other expenses of financing the cost of the additional facility and/or spare part.

          "If Corporation requests a ruling to the effect that amounts paid by DOE under this Section 3.06 do not constitute taxable income to Corporation, but is unable to obtain a ruling satisfactory to Corporation, or in case such ruling once obtained shall be reversed or rescinded, then DOE shall pay to Corporation such amounts, in lieu of the amounts to be paid as above provided, which, after provision for all estimated income taxes that may be applicable thereto, shall equal the entire costs of the additional facilities and/or spare parts payable by DOE to Corporation as above provided.

          "If Corporation charges to expense any item of additional facilities and/or spare parts which is later determined to be an item which should have been capitalized for tax purposes, then DOE shall, as part of the cost structure of this Agreement, pay to Corporation such amount which, after provision for all estimated income taxes that may be applicable thereto, when added to any amount previously paid for the item by DOE, shall equal the entire cost of the additional facilities and/or spare parts payable by DOE to Corporation as above provided.

          "DOE shall not pay to Corporation any amount pursuant to paragraph 3(a) and paragraph 3(d) of Section
     3.04 with respect to all or such portion of the cost of such additional facilities and/or spare parts as has been paid by DOE and has not thereafter been financed from sources other than DOE.

          If the purchase, acquisition or installation of any additional facility and/or spare part is ordered or required by any regulatory agency having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or by a court in any proceeding relating to the control of pollutants or the discharge of wastes by Corporation, or if in the judgment of Corporation any additional facility and/or spare part is reasonably required to enable Corporation to limit the emission of pollutants or the discharge of wastes of is otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment, then until such additional facility and/or spare part shall be purchased, acquired or installed and operating effectively (A) Corporation shall be entitled so to operate the project generating stations as, in the judgment of Corporation, will (i) limit emissions of pollutants and the discharge of wastes to permissible amounts, and (ii) otherwise comply with all governmental requirements as to health, safety and the protection of the environment, and (B) Corporation shall not be held responsible or liable for any loss or damage to DOE on account of non-delivery of energy, and DOE shall not be relieved from its obligation to pay any charges payable under this Agreement."

     10.  Section 3.07 is amended in its entirety to read as

follows:

          "SECTION 3.07 Replacements. In connection with the operation of the Paducah or Portsmouth installations of DOE, as a part of the cost structure of this Agreement and for the purpose of providing funds in the amount necessary to cover the entire cost to Corporation of replacements chargeable to property and plant pursuant to the provisions of this Section 3.07 necessary or desirable to keep the project generating stations and project transmission facilities in a dependable and efficient operating condition in order to facilitate the provision of electric utility services to DOE, DOE shall pay to Corporation amounts sufficient, after provision for any estimated income taxes that may be applicable thereto, to enable Corporation to cover the entire cost of such replacements made or being made by Corporation during any month or prior thereto (and not previously reimbursed), which costs are incurred after October 14, 1977, whether or not the purchase and installation of such replacements occurred in whole or in part prior to such date; provided, however, that neither any single replacement costing more than $500,000 nor any single replacement costing less than $500,000 ('small replacement') after the total cost of all small replacements in one calendar year has reached $1,000,000 shall be effected by Corporation pursuant to this Section
     3.07 without the written approval of DOE unless such replacements are ordered or required by any regulatory body having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or are reasonably required to enable Corporation to limit the emission of pollutants or the discharge of wastes or are otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment.

          "Corporation agrees, upon the request of DOE, to use its best efforts to arrange, to the extent that, in Corporation's judgment, such financing is feasible, financing for a period not to extend beyond December 31, 2005, from sources of capital funds other than DOE of the cost of each replacement which has a cost in excess of $5,000,000, or such lesser amount as may be specified by Corporation, and also agrees where the cost of a replacement is so financed in whole or in part (1) to reimburse or credit DOE from any proceeds of such financing to the extent such proceeds are, under the financing arrangements, available for such purpose, for any amount which DOE may have previously paid to Corporation under this Section 3.07 for the cost of such replacement and (2) to apply the balance of any such proceeds in payment of the remaining cost, if any, of such replacement; DOE shall be relieved of its obligation under this Section 3.07 to pay Corporation for the cost of any replacement to the extent that Corporation pays such cost from the balance of any proceeds as contemplated under clause (2) of this sentence.

          "DOE agrees that, if DOE requests that Corporation arrange financing from source of capital funds other than DOE or the cost of any replacement, DOE will provide to Corporation assurance in a form satisfactory to Corporation that DOE will pay to Corporation (or, if the right to receive principal payments, interest payments, and any other financing expenses under an installment sale, loan, lease or similar agreement shall have been assigned by the seller, lender, lessor or other party to any such similar agreement with the written consent of

     Corporation and DOE to a trustee under an indenture pursuant to which bonds or other debt securities have been issued and sold, will pay directly to such assignee rather than to Corporation) the full amount of principal payments, interest payments and any other expenses of financing the cost of the replacement.

          "If Corporation requests a ruling to the effect that amounts paid by DOE under this Section 3.07 do not constitute taxable income to Corporation, but is unable to obtain a ruling satisfactory to Corporation, or in case such ruling once obtained shall be reversed or rescinded, then DOE shall pay to Corporation such amounts, in lieu of any amounts paid as above provided, which, after provision for all estimated income taxes that may be applicable thereto, shall equal the entire cost of the replacements payable to DOE as above provided.

          "If Corporation charges to expense any replacement item which is later determined to be an item which should have been capitalized for tax purposes, then DOE shall, as part of the cost structure of this Agreement, pay to Corporation such amount which, after provision for all estimated income taxes that may be applicable thereto, when added to any amount previously paid for the item by DOE, shall equal the entire cost of the replacements payable by DOE to Corporation as above provided.

          "For the purposes of this Section 3.07 the term 'replacement' shall include, in addition to electric plant constructed or installed in place of property retired, any facilities or equipment (i) the installation of which shall require some physical alteration of the project generating facilities and/or the project transmission facilities and (ii) which are designed to limit the emission of pollutants or the discharge of wastes or are otherwise reasonably necessary to comply with any governmental requirement as to health, safety or the protection of the environment, whether or not the project generating facilities or the project transmission facilities previously included facilities or equipment serving the same purpose or function as the replacement.

          "No replacement costs paid for out of the proceeds of insurance, or out of amounts recovered from third parties, shall be included in the cost of replacements. The term 'costs of replacements' shall include all components of cost plus removal expenses, less salvage. DOE shall not pay to Corporation any amounts pursuant to paragraph 3 (a) and paragraph 3 (d) of Section 3.04 with respect to all or such portion of the cost of such replacements as has been paid by DOE and not thereafter been financed from sources other than DOE.

          "If the purchase, acquisition or installation of any replacement is ordered or required by any regulatory agency having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or by a court in any proceeding relating to the control of pollutants or the discharge of wastes by Corporation, or if in the judgment of Corporation any replacement is reasonably required to enable Corporation to limit the emission of pollutants or the discharge of wastes or is otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment, then until such replacement shall be installed and operating effectively
     (A) Corporation shall be entitled so to operate the project generating stations as, in the judgment of Corporation, will (i) limit emissions of pollutants and the discharge of wastes to permissible amounts, and (ii) otherwise comply with all governmental requirements as to health, safety and the protection of the environment, and
     (B) Corporation shall not be held responsible or liable for any loss or damage to DOE on account of non-delivery of energy, and DOE shall not be relieved from its obligation to pay any charges payable under this Agreement."

     11.  Section 4.05 is amended in its entirety to read as

follows:

          "SECTION 4.05  Taxes and Insurance Allocated
     Directly to DOE. Corporation shall bill DOE for (i) its share of the cost of any estimated taxes allocated directly to DOE pursuant to clause (c) of paragraph 3 of
     Section 3.04, (ii) the cost of any estimated taxes or other charges to be paid by DOE pursuant to Sections 3.06 and 3.07, and (iii) the cost of any Insurance to be paid by DOE pursuant to clause (b) of paragraph 3 of Section 3.04."

     12.  A new Section 4.09 is to be inserted after Section 4.08 as follows:

          "SECTION 4.09 Transmission Payments. Corporation shall submit to DOE as early as practicable in each month a bill or the amount by which costs incurred during the current calendar year pursuant to Section 2.11 exceed the total of (i) the amounts paid by DOE during the current calendar year under this Section 4.09, and (ii) the amount of any transmission revenues received by the Corporation during the current calendar year pursuant to
     Section 2.10."

     13.  Section 6.01 is amended in its entirety to read as

follows:

          "SECTION 6.01  Duration. The term of this
     Agreement, unless otherwise terminated in accordance with the provisions hereof, shall terminate at 12:00 Midnight, Central Standard Time, on December 31, 2005. The parties recognize that the project generating stations were constructed to service the United States of America's load requirements at the Project, and therefore recognize the principle that power and associated energy produced by the project generating stations beyond the term of this Agreement are to be made available, at least to the extent of DOE's contract demand as in effect on December 31, 2005, to serve such load, provided Corporation's equipment is then serviceable and mutually agreeable arrangements can be evolved by the parties hereto. Accordingly, Corporation and DOE agree to review the possibility of negotiating power supply arrangements for the delivery of power and associated energy produced by the project generating stations to DOE subsequent to December 31, 2005, at least two years in advance of such date."

     14. The first sentence of Section 6.02 is amended by deleting the words "not less than five years" and substituting therefor the words "not less than three years."
     15.  Section 6.04 is amended in its entirety to read as

follows:

     "SECTION 6.04  Payments for Employee Benefits.

          "1. As part of the cost structure of this Agreement, beginning in 1993, and in any event not later than the effective date of termination of this Agreement, DOE shall pay to Corporation amounts, after provision for any estimated taxes that may be applicable thereto, determined by an actuary or actuaries selected in accordance with the provisions of paragraph 2 of this
     Section 6.04 to be sufficient to pay the premiums due or expected to become due, as well as administrative fees and costs, on life insurance medical insurance or other post-retirement benefits other than pensions attributable to the employment and employee service of active employees, retirees, or other employees prior to such effective date, such amounts being sufficient to provide payment with respect to all periods for which Corporation has committed or is otherwise obligated to make such payments, including amounts attributable to current employee service and any unamortized transition obligation attributable to prior service years ("Post-- Retirement Benefit Obligation"); further provided, that, not later than the effective dates of termination, DOE will pay to Corporation additional amounts, after provision for any estimated taxes that may be applicable thereto, sufficient to purchase insurance policies, or DOE will provide other forms of assurance, together with provisions for estimated taxes, if any, that may be applicable thereto, satisfactory to DOE and to Corporation, such insurance policies or other forms of assurance being adequate to cover any shortfall if the amount of the Post-Retirement benefit Obligation is insufficient to permit Corporation to fulfill its commitments or obligations with respect to post-retirement benefits other than pensions; further provided that if, after the decease of the last person entitled to life and/or medical insurance coverage or other post-retirement benefits other than pensions, the amounts paid by DOE to Corporation plus earnings thereon are found to have exceeded Corporation's commitments or obligations, such excess shall be refunded to DOE; and further provided, that should Corporation be required by law or by regulation of governmental agencies to provide funds in connection with life and/or medical insurance premiums for employees whose employment with Corporation terminates or has terminated before retirement, DOE shall pay Corporation amounts, after provision for any estimated taxes that may be applicable thereto, required to provide funds sufficient to pay life and/or medical insurance benefits for such employees, such payments to be made on or before the dates when any accruals in connection therewith are required by Generally Accepted Accounting Principles to be recorded or in any event by the effective date of termination of this Agreement.

          2.  The actuary selected by Corporation to
     determine the amounts sufficient to make payments referenced in paragraph 1 of this Section 6.04 shall be a person classified under the Employee Retirement income Security Act as an 'Enrolled Actuary' unless such actuary is selected by Corporation with the approval of DOE. An actuary retained by DOE shall have the right to review and approve any actuarial or other assumption or calculation performed with respect to Section 6.04 by or on behalf of the actuary retained by Corporation and the actuary retained by Corporation shall have the right to review any actuarial or other assumption or calculation performed with respect to Section 6.04 by or on behalf of an actuary retained by DOE. If there is a dispute between Corporation's actuary and DOE's actuary concerning any actuarial or other assumption or calculation pursuant to this Section 6.04 and the respective actuaries are not able to resolve such dispute within 30 days, they shall within 30 days thereafter select and appoint a third actuary to resolve the dispute. If the actuaries retained by Corporation and DOE are unable to agree within 30 days upon the selection of a third actuary to resolve the dispute, an Enrolled Actuary who has no professional relationship with either party or to the actuaries retained by either party shall be chosen by the Executive Director of the Society of Actuaries or its successor. The fees and expenses of the third actuary shall be divided equally between Corporation and DOE."

     16.  Section 6.05 is amended in its entirety to read as

follows:

          "SECTION 6.05 Termination as Result of Certain Conditions. In the event of the occurrence of any of the events specified in clause (i), clause (ii), clause (iii) or clause (iv) of this Section 6.05, Corporation may in its sole discretion elect, by notice in writing delivered to DOE within 270 days following such occurrence, to treat such occurrence as the delivery by DOE to Corporation on the data of such occurrence of a notice of termination pursuant to Section 6.02 hereof designating an effective date of termination as the earlier of (a) the date when this Agreement would otherwise terminate in accordance with Section 6.01 hereof, or (b) a date three years subsequent to the date of such occurrence and, in the event of such election by Corporation, this Agreement shall terminate upon the earlier of (a) the date when this Agreement would otherwise terminate in accordance with Section 6.01 hereof, or (b) a date three years subsequent to the date of such occurrence and, in the event of such election by Corporation, this Agreement shall terminate upon the earlier of (a) the date when this Agreement would otherwise terminate in accordance with Section 6.01 hereof, or (b) a date three years subsequent to the date of such occurrence:

          (i) DOE shall have failed to pay any amount required to be paid by DOE pursuant to the provisions of this Agreement within a period of 30 days after the receipt of a written notice from Corporation to DOE of DOE's failure to pay any such amount; or

          (ii) DOE shall have made any payment required to be made by DOE pursuant to the provisions of this Agreement without having full authority to make such payment; or

          (iii) DOE shall have claimed as a reason for failing to pay any amount billed to DOE by Corporation that DOE was prevented from doing so by Section 165(b) of the Atomic Energy Act, unless Corporation specifically identifies all or a portion of such billing as requiring a direct payment or direct reimbursement of Federal income taxes; or

          (iv) DOE shall have assigned this Agreement or rights under this Agreement and the assignee shall not have been at the time of the assignment, or shall have ceased to be at any time after the assignment, wholly owned by the United States of America."

     17.  A new Section 6.09 is to be inserted after Section 6.08 as follows:

          "SECTION 6.09 Decommissioning, Shutdown, Demolition and Closing. DOE recognizes that a part of the cost of supplying power to it under this Agreement is the amount that may be incurred in connection with the decommissioning, shutdown, demolition and closing of Corporation's Ohio Station and its Indiana Station when production of electric power and energy is discontinued at each of these facilities. Such cost (net of salvage credits) shall include, but is not limited to, the costs of demolishing the plant's building structures, disposal of non-salvageable materials, removal and disposal of insulating materials, removal and disposal of storage tanks and associated piping, disposal or removal of materials and supplies (including fuel oil and coal), grading, covering and reclaiming storage and disposal areas, disposing of ash in ash ponds to the extent required by regulatory authorities, undertaking corrective or remedial action required bv regulatory authorities, and any other costs incurred in putting the facilities in a condition necessary to protect health or the environment or which are required by regulatory authorities, or which are incurred to fund continuing obligations to monitor or to correct environmental problems which result, or are later discovered to result, from the facilities' operation, closure or post-closure activities.

          "DOE agrees to pay as incurred or, if not incurred, not later than the effective date of the termination of the Agreement its pro rata share of any of the above-- referenced costs incurred or, if not incurred, as estimated by the Independent Engineer in accordance with the methodology described below. The pro rata share to be paid by DOE and the estimated total amount of the above-referenced costs are to be determined by a recognized firm of Independent Engineers to be selected by Corporation with the approval of DOE (hereinafter called "Independent Engineer"). The Independent Engineer shall determine DOE's pro rata share on the basis of the following ratio:

     (i) The total number of megawatt-hours produced and estimated to be produced at the generating station incurring such costs for sale to DOE subsequent to the effective date of this Modification No. 14 to this Agreement, as compared to

     (ii) The total number of megawatt-hours produced and estimated to be produced at the generating station incurring such costs subsequent to the effective date of this Modification No. 14 to this Agreement."

     18. Section 7.04 is amended by deleting paragraph 1 in its entirety and substituting therefor the following:
          "1. Corporation shall keep books of account in accordance with the Federal Power Commission (FPC)
     Uniform System of Accounts of 1937 (Uniform System of Accounts) and, with the consent of DOE, such other systems of accounts prescribed by other governmental regulatory authorities having jurisdiction as may be applicable. In addition, Corporation shall keep such records and memorandum accounts as may be required for the computation of amounts payable by DOE hereunder. The Uniform System of Accounts shall be used for the determination of any question relative to costs and expenses arising under this Agreement except that where specific methods of computations of amounts are set forth in this Agreement such methods shall be employed in lieu of any other method which might be required by the Uniform System of Accounts."


     19.  Section 7.07 is amended in its entirety to read as

follows:

     "SECTION 7.07 - FAR 52.222-3 Convict Labor (APR 1984).

          "Corporation agrees not to employ any person undergoing sentence of imprisonment in performing this contract except as provided by 18 U.S.C. 4082(c)(2) and Executive Order 11755, December 29, 1973."

     20.  Section 7.08 is amended in its entirety to read as

follows:

     "SECTION 7.08 - FAR 52.203-1 Officials Not to Benefit (APR
     1984).

          "No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this contract, or to any benefit arising from it. However, this clause does not apply to this contract to the extent that this contract is made with a corporation for the corporation's general benefit."

     21.  Section 7.12 is amended in its entirety to read as

follows:

          "SECTION 7.12  Successors and Assigns.

          "1.   This Agreement shall inure to the benefit of and be
     binding upon the parties hereto and their respective successors and assigns. Neither this Agreement nor any rights under this Agreement may be assigned by either party without the written consent of the other, provided, however, that consent shall not be unreasonably withheld and provided further that, in the case of an assignment by DOE, reasonable grounds for refusal of consent shall include, without limitation, that such assignment may be prejudicial to Corporation or the holders of any indebtedness of Corporation, except that (A) DOE may without Corporation's consent assign this Agreement or any of its rights under this Agreement, provided that (i) the assignee is a successor to DOE for purposes of operating the Project, (ii) the assignee is wholly owned by the United States of America, (iii) the assignee is authorized by law to assume, and does assume (by written instrument that is in form satisfactory to Corporation), all of the obligations and responsibilities of DOE and the United States of America under this Agreement, and (iv) the assignment does not have the effect of relieving the United States of America of any of its obligations or responsibilities under this Agreement, and (B) Corporation may without the consent of DOE assign this Agreement or any of its rights under this Agreement to a successor to all or substantially all of its property and assets and may pledge this Agreement to secure its indebtedness incurred or to be incurred for the purpose of constructing facilities, and this Agreement or rights under this Agreement may be assigned or transferred without the consent of DOE to one or more persons who shall assume the obligations of Corporation hereunder in connection with the enforcement of any such pledge. Corporation may without the consent of DOE assign pursuant to the provisions of the Assignment of Claims Act of 1940, as amended, to any bank, trust company, or other financing institution, including any Federal lending agency, any moneys due or to become due under this Agreement, and any such assignment may cover all or any part of the amounts payable by DOE to Corporation under this Agreement and may be made to more than one such bank, trust company or financing institution either for the account of such bank, trust company or financing institution or as agent or trustee for two or more parties who are holders of indebtedness of Corporation. Payments to be made to the assignee of any moneys due or to become due under this Agreement shall not be subject to reduction or set off.

          "2.   Notwithstanding any other provision of this
     Agreement, any assignment by DOE shall not become effective if the same would require any shareholder of the Corporation to dispose of its shares or until the date upon which all authorizations, consents, approvals, exemptions, franchises, permissions, permits and licenses of Federal, State or other governmental authorities, free of conditions deemed burdensome by the Corporation or any of its shareholders, shall have been issued and there have been made all recordings and filings with such authorities which are necessary to enable Corporation legally to furnish to such successor operator of the Project the electric service required to be furnished to DOE under this Agreement and to enable Corporation legally to carry out is obligations under this Agreement, and all such authorizations, consents, approvals, exemptions, franchises, permissions, permits, licenses, recordings and filings are valid and in full force and effect, are not the subject of attack on the appeal, by direct proceedings or otherwise, and (except to the extent that Corporation shall waive such condition) that either the time within which any appeal therefrom may be taken or any review thereof may be had has expired or that no review thereof may be had nor appeal therefrom taken.

          "3.   In the event that any assignment of this Agreement
     or rights under this Agreement shall become effective as herein provided, Corporation shall thereafter be entitled to take such action before, or make such filings with, any regulatory authority having jurisdiction with respect to any term or condition of this Agreement as Corporation shall deem appropriate and in the event of such action by Corporation, the terms and conditions under which service shall be rendered shall be the terms and conditions as so changed or as shall result from such action by or before any such regulatory authority.

          "4.   Notwithstanding nay other provision of this
     Agreement, no assignment contemplated by this Section 7.12 or transfer, by operation of law or otherwise, of any of the rights, obligations or responsibilities of DOE and the United States of America under this Agreement shall relieve the United States of America of its obligations or responsibilities to pay interest and principal or amortization components of purchase price, amortization, rental or other payments under installment sale, loan, lease or similar agreements directly to a trustee as provided in subclauses(i) and (iii) of clause (a) of paragraph 3 of Section 3.04 or as provided in Sections 3.06 and 3.07 of this Agreement."

     22.  Section 7.13 is amended in its entirety to read as

follows:

     "SECTION 7.13  FAR 52.2222-6  Equal Opportunity (APR
     1984).

          "(a) If, during any 12-month period (including the 12 months preceding the award of this contract), Corporation has been or is awarded non-exempt Federal contracts and/or subcontracts that have an aggregate value in excess of $10,000, Corporation shall comply with the subparagraph (b)(1) through (11) below. Upon request, Corporation shall provide information necessary to determine the applicability of this clause.

          "(b) During performing this contract, Corporation agrees as follows:

                (1) Corporation shall not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin.

                (2) Corporation shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. This shall include, but not be limited to, (i) employment,
          (ii) upgrading, (iii) demotion, (iv) transfer, (v) recruitment or recruitment advertising, (vi) layoff or termination, (vii) rates of pay or other forms of compensation, and (viii) selection for training, including apprenticeship.

                (3) Corporation shall post in conspicuous places available to employees and applicants for employment the notices to be provided by the Contracting Officer that explain this clause.

                (4) Corporation shall, in all solicitations or advertisement for employees placed by or on behalf of the Corporation, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

                (5) Corporation shall send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, the notice to be provided by the Contracting Officer advising the labor union or workers' representative of Corporation's commitments under this clause, and post copies of the notice in conspicuous places available to employees and applicants for employment.

                (6) Corporation shall comply with Executive Order 11246, as amended, and the rules, regulations and orders of the Secretary of Labor.

                (7) Corporation shall furnish to the contracting agency all information required by Executive Order 11246, as amended, and by the rules, regulations and orders of the Secretary of Labor. Standard Form 100 (EEO-1), or any successor form, is the prescribed form to be filed within 30 days following the award, unless filed within 12 months preceding the date of award.

                (8) Corporation shall permit access to its books, records and accounts by the contracting agency or the Office of Federal Contract Compliance Programs (OFCCP) for the purposes of investigation to ascertain Corporation's compliance with the applicable rules, regulations and orders.

                (9) In the event of Corporation's non-compliance with this clause or any rule, regulation or order of the Secretary of Labor, this contract may be canceled, terminated or suspended in whole or in part and Corporation may be declared ineligible for further Government contracts under the procedures authorized in Executive Order 11246, as amended. In addition, sanctions may be imposed and remedies invoked against Corporation as provided in Executive Order 11246, as amended, the rules, regulations and orders of the Secretary of Labor, or as otherwise provided by law.

                (10) Corporation shall include the terms and conditions of subparagraph (b)(1) through (11) of this clause in every subcontract or purchase order that is not exempted by the rules, regulations or orders of the Secretary of Labor issued under Executive Order 11246, as amended, so that these terms and conditions will be binding upon each subcontractor or vendor.

                (11) Corporation shall take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing these terms and conditions, including sanctions for non-compliance; provided, that if Corporation becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of any direction, Corporation may request the United States to enter into the litigation to protect the interests of the United States.

          "(c) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement."

     23.  Section 7.14 is amended in its entirety to read as

follows:

     "SECTION 7.14.  Security.

          "1.   Corporation's Duty to Safeguard Restricted
     Data, Formerly Restricted Data, and Other Classified Information. Corporation shall, in accordance with DOE's security regulations and requirements, be responsible for safeguarding all classified information and protecting against sabotage, espionage, loss and theft the classified documents and material in the Corporation's possession in connection with work under this Agreement. Except as otherwise expressly provided in this Agreement, Corporation shall, upon completion or termination of this Agreement, transmit to DOE any classified matter in the possession of Corporation or any person under Corporation's control in connection with the performance of the Agreement. If retention by Corporation of any classified matter is required after the completion or termination of the Agreement and such retention is approved by the Contracting Officer, Corporation will complete a certificate of possession to be furnished to

     DOE specifying the classified matter to be retained. The certification shall identify the items and types of categories of matter retained, the conditions governing the retention of the matter and the period of retention, if known. If the retention is approved by the Contracting Officer, the security provisions of the Agreement will continue to be applicable to the matter retained.

          "2.   Regulations.  Corporation agrees to conform to
     all security regulations and requirements of DOE.

          "3.   Definition of Classified Information.  The
     term 'Classified Information' means Restricted Data,
     Formerly Restricted Data, or National Security
     Information.

          "4.   Definition of Restricted Data.  The term
     'Restricted Data,' as used in this paragraph, means all data concerning (a) design, manufacture, or utilization of atomic weapons; (b) the production of special nuclear material; or (c) the use of special nuclear material in the production of energy, but shall not include data declassified or removed from the Restricted Data category pursuant to Section 142 of the Atomic Energy Act of 1954, as amended.

          "5.   Definition of Formerly Restricted Data.  The
     term 'Formerly Restricted Data,' as used in this paragraph, means all data removed from the Restricted
     Data category under Section 142(d) of the Atomic Energy
     Act of 1954, as amended.

          "6.   Definition of National Security Information.
     The term 'National Security Information' means any information or material, regardless of its physical form or characteristics, that is owned by, produced for or by, or is under the control of the United States Government, that has been determined pursuant to Executive Order 12356 or prior Orders to require protection against unauthorized disclosure, and which is so designated.

          "7.   Security Clearance of Personnel.  Corporation
     shall not permit any individual to have access to any classified information, except in accordance with the Atomic Energy Act of 1954,

          "8.   Criminal Liability.  It is understood that
     disclosure of any classified information relating to the work or services ordered hereunder to any person not entitled to receive it, or failure to safeguard any classified matter that may come to Corporation or any person under Corporation's control in connection with work under this Agreement, may subject Corporation, its agents, employees, or subcontractors to criminal liability under the laws of the United States. (See the Atomic Energy Act of 1954, as amended, 42 U.S.C. 2011 et seq.; 18 U.S.C. 793 and 794; and Executive Order 12356.)

          "9. Subcontracts and Purchase Orders. Except as otherwise authorized in writing by the Contracting Officer, Corporation shall insert provisions similar to the foregoing provisions of this Section 7.14 in all subcontracts and purchase orders under this Agreement."

     24.  Section 7.15 is amended in its entirety to read as

follows:


     "SECTION 7.15  Contract Work Hours and Safety Standards
     Act -- Overtime Compensation.

          "Prior to any assignment or transfer by DOE under
     Section 7.12, this Agreement, to the extent that it is of a character specified in the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333), is subject to the following provisions and to all other applicable provisions and exceptions of such Act and the regulations of the Secretary of Labor thereunder.

          "1.   Overtime Requirements.  No contractor or
     subcontractor contracting for any part of the contract work which may require or involve the employment of laborers or mechanics shall require or permit any laborer or mechanic, in any workweek in which he is employed on such work, to work in excess of 40 hours in such workweek on work unless such laborer or mechanic receives compensation at a rate not less than one and one-half times the basic rate of pay for all such hours worked in excess of 40 hours in such workweek.

          "2.   Violation; liability for unpaid wages;
     liquidated damages. In the event of any violation of the provisions of paragraph 1 of this Section 7.15, Corporation and any subcontractor responsible therefor shall be liable to any affected employee for the unpaid wages. In addition, such Corporation and subcontractor shall be liable to the United States for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic employed in violation of the provisions of paragraph 1 of this
     Section 7.15 in the sum of $10 for each calendar day bon which such employee was required or permitted to be employee on such work in excess of his standard workweek of 40 hours without payment of the overtime wages required by paragraph 1 of this Section 7.15.

          "3.   Withholding of unpaid wages and liquidated
     damages. Except as otherwise provided in Section 7.12 of this Agreement, the Contracting Officer may withhold from Corporation, from any moneys payable on account of work performed by Corporation or subcontractor under any such contract or other Federal contract with Corporation, or any other Federally Assisted contract subject to the Contract Work Hours and Safety Standards Act which is held by Corporation, such sums as may administratively be determined to be necessary to satisfy any liabilities of Corporation or subcontractor for unpaid wages and liquidated damages as provided in the provisions of paragraph 2 of this Section 7.15.

          "4.   Payrolls and basic records.  Corporation or
     subcontractor shall maintain payrolls and basic payroll records during the course of contract work and shall preserve them for a period of 3 years from the completion of this Agreement for all laborers and mechanics working on this Agreement. Such records shall contain the name and address of each such employee, social security number, correct classifications, hourly rates of wages paid, daily and weekly number of hours worked, deductions made, and actual wages paid. Nothing in this paragraph shall require the duplication of records required to be maintained for construction work by Department of labor regulations at 29 CFR 5.5(a)(3) implementing the Davis-Bacon Act.

          "5.   Subcontracts.  Corporation shall insert
     paragraphs 1 through 4 of this Section 7.15 in all subcontracts, and shall require their inclusion in all subcontracts of any tier."

     25. Paragraph (a) of Section 7.18 is amended by adding a second sentence to read as follows:
          "It is further the policy of the United States that its prime contractors establish procedures to ensure the timely payment of amounts due pursuant to the terms of their subcontracts with small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals."

     26.  Paragraph (c) of Section 7.18 is amended in its entirety to read as follows:

          "(c) As used in this Agreement, the term 'small business concern' shall mean a small business as defined pursuant to section 3 of the Small Business Act (15 U.S.C. 632) and relevant regulations promulgated pursuant thereto. The term 'small business concern owned and controlled by socially and economically disadvantaged individuals' shall mean a small business concern:

          (1) which is at least 51 percent owned by one or more socially and economically disadvantaged individuals; or, in the case of any publicly-owned business, at least 51 percent of the stock of which is owned by one or more socially and economically disadvantaged individuals; and

          (2) whose management and daily business operations are controlled by one or more of such individuals.

          This term also means a small business concern that is at least 51 percent unconditionally owned by an economically disadvantaged Indian tribe or Native Hawaiian organization, or a publicly-owned business having at least 51 percent of its stock unconditionally owned by one of these entities which has its management economically disadvantaged Indian tribe or Native Hawaiian organization which meet the requirements of 13 CFR 124.

          Corporation shall presume that socially and economically disadvantaged individuals include Black Americans, Hispanic Americans, Native Americans, Asian-Pacific Americans, Asian-Indian Americans, and other specified minorities, or any other individual found to be disadvantaged by the Small Business Administration pursuant to section 8(a) of the Small Business Act. Corporation shall presume that socially and economically disadvantaged entities also include Indian Tribes and Native Hawaiian Organizations."

     27. Section 7.19 is amended by deleting subparagraph (1) of paragraph (c) thereof in its entirety and substituting therefor the following:
          "(1) The term 'labor surplus area' means a geographical area identified by the Department of Labor, in accordance with 20 CFR 654, Subpart A, as an area of concentrated unemployment and under-employed or an area of labor surplus."

     28. Paragraph (g) of Section 7.22 is amended in its entirety to read as follows:
          "(g) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement."

     29.  Section 7.23 is amended in its entirety to read as

follows:

     "Section 7.23  Clean Air and Water.

          "(a)  Corporation agrees as follows:

          (i)   to comply with all applicable requirements of
     Section 114 of the Clean Air Act (42 U.S.C. 7414) and
     Section 308 of the Clean Water Act (33 U.S.C. 1518), respectively, relating to inspection, monitoring, entry, reports and information, as well as other applicable requirements specified in Section 114 and Section 308 of the Air Act and the Water Act, respectively, and all applicable regulations and guidelines issued thereunder before the execution of Modification No. 14 to this Agreement;

          (ii) that no portion of the work required by this Agreement will be performed in a facility listed on the Environmental Protection Agency list of violating facilities on the date when Modification No. 14 to this Agreement was executed unless and until the Environmental Protection Agency eliminates the name of such facility or facilities from such listing;

          (iii)      to use its best efforts to comply with
     clean air standards and clean water standards at the facilities in which the Agreement is being performed;

          (iv) to insert the substance of the provisions of this Section 7.23 in any non-exempt subcontract, including this paragraph (iv).

          "(b) The terms used in this Section 7.23 have the following meanings:

          (i) the term 'Air Act' means the Clean Air Act, as amended (42 U.S.C. 7401 et seq.);

          (ii) the term 'Water Act' means Clean Water Act, as amended (33 U.S.C. 1251 et seq.);

          (iii) the term 'Clean Air Standards' means any applicable and enforceable rules, regulations, guidelines, standards, limitations, orders, controls, prohibitions, or other requirements which are contained in, issued under, or otherwise adopted pursuant to the Air Act or Executive Order 11,738, an applicable implementation plan as described in
     Section 110(d) of the Air Act (42 U.S.C. 7410(d)), an approved implementation procedure or plan under Section 111(c) or
     Section 111(d), respectively, of the Air Act (42 U.S.C 7411(c) or (d), or an approved implementation procedure under Section 112 (d) of the Air Act (42 U.S.C. 7412 (d));

          (iv) the term 'Clean Water Standards' means any applicable and enforceable limitation, control, condition, prohibition, standard, or other requirement which is promulgated pursuant to the Water Act or contained in a permit issued to a discharger by the Environmental Protection Agency or by a state under an approved program, as authorized by
     Section 402 of the Water Act (33 U.S.C. 1342), or by a local government to ensure compliance with pretreatment regulations as required by Section 307 of the Water Act (33 U.S.C. 1317);

          (v) the term 'compliance' means compliance with applicable clean air or water standards. Compliance shall also mean compliance with a schedule or plan ordered or approved by a court of competent jurisdiction, the Environmental Protection Agency or an air or water pollution control agency in accordance with the requirements of the Air Act or Water Act and regulations issue pursuant thereto;

          (vi) the term 'facility' means any building, plant, installation, structure, mine, vessel, or other loading craft, location, or site of operations, owned, leased or supervised by a contractor or subcontractor, to be utilized in the performance of a contract or subcontract. Where a location or site of operations contains or includes more than one building, plant, installation, or structure, the entire location shall be deemed to be a facility except where the Director, Office of Federal Activities, Environmental Protection Agency, determines that independent facilities are located in one geographical area."

     30. Paragraph (b) of Section 7.24 is amended by deleting the words "Modification No. 11" and substituting therefor the words "Modification No. 14."
     31. Paragraph (d) of Section 7.24 is amended in its entirety to read as follows:
          "(d)(l) Corporation shall report at least annually, as required by the Secretary of Labor, on:

          (i) The number of special disabled veterans and the number of veterans of the Vietnam era in the work force of Corporation by job category and hiring location; and

          (ii) The total number of new employees hired during the period covered by the report, and of that total, the number of special disabled veterans,and the number of veterans of the Vietnam era.

          (2) The above items shall be reported by completing the form entitled Federal Contractor Veterans' Employment Report
     VETS-100.'

          (3) Reports shall be submitted no later than March 31 of each year.

          (4)   The employment activity report required by paragraph
     (d) (1) (ii) of this clause shall reflect total hires during the most recent 12-month period as of the ending date selected for the employment profile report required by paragraph (d)
     (1) (i) of this clause. Contractors may select an ending date:
     (i) As of the end of any pay period during the period January through March 1st of the year the report is due, or (ii) as of December 31, if the contractor has previous written approval from the Equal Opportunity Commission to do so for purposes of submitting the Employer Information Report EEQ-l (Standard Form 100).

          (5) The count of veterans reported according to paragraph (d) (1) of this clause shall be based on voluntary disclosure. Each contractor subject to the reporting requirements at 38 U.S.C. 2012(d) shall invite all special disabled veterans and veterans of the Vietnam era who wish to benefit under the affirmative action program at 38 U.S.C. 2012 to identify themselves to the contractor. The invitation shall state that the information is voluntarily provided. that the information will be kept confidential, that disclosure or refusal to provide the information will not subject the applicant or employee to any adverse treatment and that the information will be used only in accordance with the regulations promulgated under 38 U.S.C. 2012."

     32.  Paragraph (f) of Section 7.24 is amended to read as

follows:

          "(f) This clause does not apply to the listing of employment openings which occur and are filled outside of the 50 states, the District of Columbia, Puerto Rico, Guam, Virgin Islands, American Samoa, and the Trust Territory of the
     Pacific Islands."

     33. Subparagraph (2) of paragraph (h) of Section 7.24 is amended in its entirety to read as follows:
          "(2) Appropriate office of the State employment service system means the local office of the Federal-State national system of public employment offices with assigned responsibility for serving the areas where the employment opening is to be filled, including the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, and the Trust Territory of the Pacific Islands."

     34. Paragraph (i) of Section 7.24 is amended in its entirety to read as follows:

          "(i) Corporation agrees to comply with the rules, regulations, and relevant orders of the Secretary of Labor issued pursuant to the Vietnam Era Veterans Readjustment
     Assistance Act of 1972 (the 'Act'), as amended."

     35. Paragraph (n) of Section 7.24 is amended in its entirety to read as follows:

          "(n) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement."

     36. Section 7.25 is amended in its entirety to read as

follows:

     "SECTION 7.25 Covenant Against Contingent Fees.

          "(a) The Corporation warrants that no person or selling agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the Corporation for the purpose of securing business. For breach or violation of this warranty the Government shall have the right to annul this contract without liability or in its discretion to deduct from the contract price or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee; provided, however, that if, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section
     6.02 of this Agreement.

          "(b) 'Bona fide agency,' as used in this clause, means an established commercial or selling agency, maintained by a contractor for the purpose of securing business, that neither exerts nor proposes to exert improper influence to solicit or obtain Government contracts nor holds itself out as being able to obtain any Government contract or contracts through improper influence.

          'Bona fide employee,' as used in this clause, means a person, employed by a contractor and subject to the contractor's supervision and control as to time, place, and manner of performance, who neither exerts nor proposes to exert improper influence to solicit or obtain Government contracts nor holds out as being able to obtain any Government contract or contracts through improper influence.

          'Contingent fee,' as used in this clause, means any commission, percentage, brokerage, or other fee that is contingent upon the success that a person or concern has in securing a Government contract.

          'Improper influence,' as used in this clause, means any influence that induces or tends to induce a Government employee or officer to give consideration or to act regarding a Government contract on any basis other than the merits of the matter."

     37.  Section 7.26 is amended by deleting its third and fourth sentences.

     38.  A new Section 7.30 is to be inserted after Section 7.29 as follows:

     "SECTION 7.30 - DEAR 952.202-l Definitions (APR 1984).

          "(a) 'Contracting Officer' means a person with the authority to enter into, administer, and/or terminate contracts and make related determinations and findings. The term includes certain authorized representatives of the Contracting Officer acting within the limits of their authority as delegated by the Contracting Officer.

          "(b) Except as otherwise provided in this Agreement, the term 'subcontracts' includes, but is not limited to, purchase orders and changes and modifications to purchase orders under this Agreement."

     39.  A new Section 7.31 is to be inserted after 7.30 as

follows:

     "SECTION 7.31 - FAR 52.203-3 Gratuities (APR 1984).

          "(a) The right of Corporation to proceed may be terminated by written notice if, after notice and hearing, the agency head or a designee determines that Corporation, its agent, or another representative --

                (1)  Offered or gave a gratuity (e.g., an
          entertainment or gift) to an officer, official, or employee of the Government; and

                (2)  Intended, by the gratuity, to obtain a
          contract or favorable treatment under a contract.

          "(b) The facts supporting this determination may be reviewed by any court having lawful jurisdiction.

          "(c) If this Agreement is terminated under paragraph (a) above, the Government is entitled --

                (1) To pursue the same remedies as in a breach of this Agreement; and

                (2) In addition to any other damages provided by law, to exemplary damages of not less than 3 nor more than 10 times the cost incurred by Corporation in giving gratuities to the person concerned, as determined by the agency head or a designee. (This subparagraph (c) (2) is applicable only if this contract uses money appropriated to the Department of Defense.)

          "(d) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement."

     40.  A new Section 7.32 is to be inserted after Section 7.31 as follows:

     "SECTION 7.32 - FAR 52.203-6 Restrictions on Subcontractor
     Sales to the Government (JUL 1985)

          "(a) Except as provided in (b) below, Corporation shall not enter into any agreement with an actual or prospective subcontractor, nor otherwise act in any manner, which has or may have the effect of unreasonably restricting sales by such subcontractors directly to the Government of any item or process (including computer software) made or furnished by the subcontractor under this Agreement or under any follow-on production contract.

          "(b)  The prohibition in (a) above does not preclude
     Corporation from asserting rights that are otherwise authorized by law or regulation.

     41.  A new Section 7.33 is to be inserted after Section 7.32 as follows:

     "SECTION 7.33 - FAR 52.203-7  Anti-Kickback Procedures (OCT
     1988).

          "(a)  Definitions.

          'Kickback,' as used in this clause, means any money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind which is provided, directly or indirectly, to any prime Contractor, prime Contractor employee, sub-contractor, or subcontractor employee for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or in connection with a subcontractor relating to a prime contract.

          'Person,' as used in this clause, means a corporation, partnership, business association of any kind, trust, joint-stock company, or individual.

          'Prime contract,' as used in this clause, means a contract or contractual action entered into by the United
     States for the purpose of obtaining supplies, materials, equipment, or services of any kind.

          'Prime Contractor,' as used in this clause, means a person who has entered into a prime contract with the United States.

          'Prime Contractor employee,' as used in this clause, means any officer, partner, employee, or agent of a prime Contractor.

          'Subcontract,' as used in this clause, means a contract or contractual action entered into by a prime Contractor or subcontractor for the purpose of obtaining supplies, materials, equipment or services of any kind under a prime contract.

          'Subcontractor,' as used in this clause, (1) means any person, other than the prime Contractor, who offers to furnish or furnishes any supplies, materials, equipment, or services of any kind under a prime contractor or subcontract entered into in connection with such prime contract, and (2) includes any person who offers to furnish or furnishes general supplies to the prime Contractor or a higher tier subcontractor.

          'Subcontractor employee,' as used in this clause, means any officer, partner, employee, or agent of a subcontractor.

          "(b)  The Anti-Kickback Act of 1986 (41 U.S.C.  51-
     58) (the Act), prohibits any person from --

                (1)  Providing or attempting to provide or
     offering to provide any kickback;

                (2)  Soliciting, accepting, or attempting to
     accept any kickback; or

                (3)  Including, directly or indirectly, the
     amount of any kickback in the contract price charged by a prime Contractor to the United States or in the contract price charged by a subcontractor to a prime contractor or higher tier subcontractor.

          "(c)(1) Corporation shall have in place and follow reasonable procedures designed to prevent and detect possible violations described in paragraph (b) of this clause in its own operations and direct business relationships.

          (2) When Corporation has reasonable grounds to believe that a violation described in paragraph (b) of this clause may have occurred, Corporation shall promptly report in writing the possible violation. Such reports shall be made to the inspector general of the contracting agency, the head of the contracting agency if the agency does not have an inspector general, or the Department of Justice.

          (3) Corporation shall cooperate fully with any Federal Agency investigating a possible violation described in paragraph (b) of this clause.

          (4) The Contracting Officer may (i) offset the amount of the kickback against any monies owed by the United States under the prime contract and/or (ii) direct that the Prime Contractor withhold, from sums owed a subcontractor under the prime contract, the amount of any kickback. The Contracting Officer may order that monies withheld under subdivision (c)(4)(ii) of this clause be paid over to the Government unless the Government has already offset those monies under subdivision (c)(4)(i) of this clause. In either case, the Prime Contractor shall notify the Contracting Officer when the monies are withheld.

          (5)   Corporation agrees to incorporate the
     substance of this clause, including this subparagraph (c)
     (5) but excepting subparagraph (c) (1), in all subcontracts under this Agreement."

     42.  A new Section 7.34 is to be inserted after Section 7.33 as follows:

     "SECTION 7.34 - FAR 52.219-9 Small Business And Small
     Disadvantaged Business Subcontracting Plan (FEB 1990).

          "(a) This clause does not apply to small business concerns.

          "(b) 'Commercial product,' as used in this clause, means a product in regular production that is sold in substantial quantities to the general public and/or industry at established catalog or market prices. It also means a product which, in the opinion of the Contracting Officer, differs only insignificantly from Corporation's commercial product.

          'Subcontract,' as used in this clause, means any agreement (other than one involving an employer-employee relationship) entered into by a Federal Government prime Contractor or subcontractor calling for supplies or services rendered for performance of the contract or subcontract.

          "(c) The offeror, upon request by the Contracting Officer, shall submit and negotiate a subcontracting plan, where applicable, which separately addresses subcontracting with small business concerns and small disadvantaged business concerns. If the offeror is submitting an individual contract plan, the plan must separately address subcontracting with small business concerns and with small disadvantaged business concerns with a separate part for each option (if any). The plan shall be included in and made a part of the resultant contract. The subcontracting plan shall be negotiated within the time specified by the Contracting Officer. Failure to submit and negotiate the subcontracting plan shall make the offeror ineligible for award of a contract.

          "(d) The offeror's subcontracting plan shall include the following:

                (1)  Goals, expressed in terms of
          percentages of total planned subcontracting dollars, for use of small business concerns and small disadvantaged business concerns as subcontractors. The offeror shall include all subcontracts that contribute to contract performance, and may include a proportionate share of products and services that are normally allocated as indirect costs.

                (2)  A statement of --

                     (i)  Total dollars planned to
                be subcontracted;

                     (ii) Total dollars planned to
                be subcontracted to small business
                concerns; and

                     (iii)     Total dollars
                planned to be subcontracted to small
                disadvantaged business concerns.

                (3)  A description of the principal types
          of supplies and services to be subcontracted, and an identification of the types planned for subcontracting to (i) small business concerns and (ii) small disadvantaged business concerns.

                (4)  A description of the method used to
          develop the subcontracting goals in (1) above.

                (5)  A description of the method used to
          identify potential sources for solicitation purposes (e.g., existing company source lists, the Procurement Automated Source System (PASS) of the Small Business Administration, the National Minority Purchasing Council Vendor
          Information Service, the Research and
          Information Division of the Minority Business
          Development Agency in the Department of
          Commerce, or small and small disadvantaged concerns trade associations).

                (6)  A statement as to whether or not the
          offeror included indirect costs in
          establishing subcontracting goals, and a description of the method used to determine the proportionate share of indirect costs to be incurred with (in small business concerns and (ii) small disadvantaged business concerns.

                (7)  The name of the individual employed
          by the offeror who will administer the
          offeror's subcontracting program, and a
          description of the duties of the individual.

                (8)  A description of the efforts the
          offeror will make to assure that small
          business concerns and small disadvantaged business concerns have an equitable opportunity to compete for subcontracts.

                (9)  Assurances that the offeror will
          include the clause in this Agreement entitLed
          'Utilization of Small Business Concerns  and
          Small Disadvantaged Business Concerns in all subcontracts that offer further subcontracting opportunities, and that the offeror will require all subcontractors (except small business concerns) who receive subcontracts in excess of $500,000 ($1,000,000 for construction of any public facility) to adopt a plan similar to the plan agreed to by the offeror.

                (10) Assurances that the offeror will (i) cooperate in any studies or surveys as may be required, (ii) submit periodic reports in order to allow the Government to determine the extent of compliance by the offeror with the subcontracting plan, (iii) submit, not later than the 25th day of the succeeding month, Standard Form (SF) 294 only, (DOE contractors need not submit SF 295) on a quarterly basis current as the last day of March, June, September, and December, and upon contract completion, in accordance with the instructions on the form except the report shall be submitted quarterly rather than semiannually and additionally shall indicate at the remarks block the number and dollar amount of award made to labor surplus area concerns to the extent such reporting is required by the terms of their contract, and
          (iv) ensure that its subcontractors agree to submit Standard Form 294 in accordance with the instructions of (iii) above.

                (11) A recitation of the types of records the offeror will maintain to demonstrate procedures that have been adopted to comply with the requirements and goals in the plan, including establishing source lists; and a description of its efforts to locate small and small disadvantaged business concerns and award subcontracts to them. The records shall include at least the following (on a plant-- wide or company-wide basis, unless otherwise indicated):

                     (i)  Source lists, guides, and
                other data that identify small and
                small disadvantaged business
                concerns.

                     (ii) Organizations contacted
                in an attempt to locate sources that
                are small or small disadvantaged
                business concerns.

                     (iii)     Records on each
                subcontract solicitation resulting
                in an award of more than $100,000,
                indicating (A) whether small
                business concerns were solicited and
                if not, why not, (B) whether small
                disadvantaged business concerns were
                solicited and if not, why not, and
                (C) if applicable, the reason award
                was not made to a small business
                concern.

                     (iv) Records of any outreach
                efforts to contact (A) trade
                Associations, (B) business development
                organizations, and (C) conferences
                and trade fairs to locate small and
                small disadvantaged business
                sources.

                     (v)  Records of internal
                guidance and encouragement provided
                to buyers through (A) workshops,
                seminars, training etc., and (B)
                monitoring performance to evaluate
                compliance with the program's
                requirements.

                     (vi) On a contract-by-contract
                basis, records to support award data
                submitted by the offeror to the
                Government, including the name,
                address, and business size of each
                subcontractor. Contractors having
                company or division-wide annual
                plans need not comply with this
                requirements.

          "(e) In order to effectively implement this plan to the extent consistent with efficient contract performance, Corporation shall perform the following functions:

                (1)  Assist small business and small
          disadvantaged business concerns by arranging solicitations, time for the preparation of bids, quantities, specifications, and delivery schedules so as to facilitate the participation by such concerns.

          Where Corporation's lists of potential small business and small disadvantaged subcontractors are excessively long, reasonable effort shall be made to give all small business concerns an opportunity to compete over a period of time.

                (2)  Provide adequate and timely
          consideration of the potentialities of small business and small disadvantaged business concerns in all 'make-or-buy' decisions.

                (3)  Counsel and discuss subcontracting
          opportunities with representatives of small and small disadvantaged business firms.

                (4)  Provide notice to subcontractors,
          similar to that in the solicitation provision at 52.219-l, concerning penalties from its representations of business status as small business or small disadvantaged business for the purpose of obtaining a subcontract that is to be included as part or all of a goal contained in Corporation's subcontracting plan.

          "(f) A master subcontracting plan on a plant or division-wide basis which contains all the elements required by (d) above, except goals, may be incorporated by reference as a part of the subcontracting plan required of the offeror by this clause; provided, (1) the master plan has been approved, (2) the offeror provides copies of the approved master plan and evidence of its approval to the Contracting Officer, and (3) goals and any deviations from the master plan deemed necessary by the Contracting Officer to satisfy the requirements of this contract are set forth in the individual subcontracting plan.

          "(g)(1)   If a commercial product is offered, the
     subcontracting plan required by this clause may relate to the offeror's production generally, for both commercial and non-commercial products, rather than solely to the Government contract. In these cases, the offeror shall, with the concurrence of the Contracting Officer, submit one company-wide or division-wide annual plan.

          (2) The annual plan shall be reviewed for approval by the agency awarding the offeror its first prime contract requiring a subcontracting plan during the fiscal year, or by an agency satisfactory to the Contracting Officer.

          (3) The approved plan shall remain in effect during the offeror's fiscal year for all of the offeror's commercial products.

          "(h) Prior compliance of the offeror with other such subcontracting plans under previous contracts will be considered by the Contracting Officer in determining the responsibility of the Offeror for award of the contract.

          "(i) The failure of the Corporation to comply in good faith with (1) the clause of this Agreement entitled
     Utilization of Small Business Concerns and Small Disadvantaged Business Concerns,' or (2) an approved plan required by this clause, shall be a material breach of this Agreement.

          "(j) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement. "

     43. A new Section 7.35 is to be inserted after Section 7.34 as follows:

     "SECTION 7.35 - FAR 52.291-13 Utilization of Women-Owned Small Businesses (AUG 1986).

          "(a) 'Women-owned small businesses,' as used in this clause, means small business concerns that are at least 51 percent owned by women who are United States citizens and who also control and operate the business.

          'Control,' as used in this clause, means exercising the power to make policy decisions.

          'Operate,' as used in this clause, means being actively involved in the day-to-day management of the business.

          'Small business concern,' as used in this clause, means a concern including its affiliates, that is independently owned and operated, not dominant in the field of operation in which it is bidding on government contracts, and qualified as a small business under the criteria and size standards in 13 CFR 121.

          "(b) It is the policy of the United States that women-owned small businesses shall have the maximum practicable opportunity to participate in performing contracts awarded by any Federal agency.

          "(c) Corporation agrees to use its best efforts to give women-owned small businesses the maximum practicable opportunity to participate in the subcontracts it awards to the fullest extent consistent with the efficient performance of this Agreement.

          "(d) Corporation may rely on written representations by its subcontractors regarding their status as women-owned small businesses."

     44. A new Section 7.36 is to be inserted after Section 7.35 as follows:

     "SECTION 7.36 - FAR 52.223-6 Drug-Free Work place (JUL 1990).

          "(a) Definitions. As used in this clause,

          'Controlled substance' means a controlled substance in schedules I through V of section 202 of the Controlled
     Substances Act (21 U.S.C. 812) and as further defined in regulation at 21 CFR 1308.11 - 1308.15.

          'Conviction' means a finding of guilt (including a plea of nolo contendere) or imposition of sentence, or both, by any judicial body charged with the responsibility to determine violations of the Federal or State criminal drug statutes.

          'Criminal drug statute' means a Federal or non-Federal criminal statute involving the manufacture, distribution, dispensing, possession or use of any controlled substance.

          'Drug-free work place' means the site(s) for the performance of work done by the Contractor in connection with a specific contract at which employees of the Contractor are prohibited from engaging in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance.

          'Employee' means an employee of a Contractor directly engaged in the performance of work under a Government contract.

          'Directly engaged' is defined to include all direct cost employees and any other Contractor employee who has other than a minimal impact or involvement in contract performance.

          "(b) Corporation, if other than an individual, shall -- within 30 calendar days after award (unless a longer period is agreed to in writing for contracts of 30 calendar days or more performance duration); or as soon as possible for contracts of less than 30 days performance duration -

                (1)  Publish a statement notifying its
          employees that the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance is prohibited in Corporation's work place and specifying the actions that will be taken against employees for violations of such prohibition;

                (2)  Establish an ongoing drug-free
          awareness program to inform such employees about --

                     (i)  The dangers o f drug
                abuse in the work place;


                     (ii) Corporation's policy of
                maintaining a drug-free work place;

                     (iii)   Any available drug
                counseling,  rehabilitation, and
                employee assistance program; and

                     (iv) The penalties that may be
                imposed upon employees for drug
                abuse violations occurring in the
                work place.

                (3)  Provide all employees engaged in
          performance of the Agreement with a copy of the statement required by subparagraph (b)(1) of this clause;

                (4)  Notify such employees in writing in
          the statement required by subparagraph (b)(1) of this clause that, as a condition of continued employment of this Agreement, the employee will --

                     (i)  Abide by the terms of the
                statement;

                     (ii) Notify the employer in
                writing of the employee's conviction
                under a criminal drug statute for a
                violation occurring in the work
                place no later than five (5)
                calendar days after such conviction.

                (5)  Notify the Contracting Officer
          within 10 calendar days after receiving notice under subdivision (b)(4)(ii) of this clause, from an employee or otherwise receiving actual notice of such conviction. The notice shall include the position title of the employee;

                (6)  Within 30 calendar days after
          receiving notice under subdivision (b)(4)(ii) of this clause of a conviction, take one of the following actions with respect to any employee who is convicted of a drug abuse violation occurring in the work place:

                     (i)  Taking appropriate
                personnel action against such
                employee up to and including
                termination; or

                     (ii) Require such employee to
                satisfactorily participate in a drug
                abuse assistance or rehabilitation
                program approved for such purposes
                by a Federal, State, or local
                health, law enforcement, or other
                appropriate agency.

                (7)  Make a good faith effort to maintain
          a drug-free work place through implementation of subparagraphs (b)(l) through (b)(6) of this clause.

          "(c) Corporation, if an individual, agrees by award of this Agreement or acceptance of a purchase order, not to engage in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance in the performance of this Agreement.

          "(d) In addition to other remedies available to the Government, Corporation's failure to comply with the requirements of paragraphs (b) and (c) of this clause may, pursuant to FAR 23.506, render Corporation subject to suspension of contract payments, termination of the Agreement for default, and suspension or debarment.

          "(e) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement."

     45.   A new Section 7.37 is to be inserted after Section 7.36

follows:

     "SECTION 7.37 - FAR 52.232-28 Electronic Funds Transfer
     Payment Methods
     (APR 1989).

          "Payments under this Agreement will be made by the Government either by check or electronic funds transfer (through the Treasury Fedline Payment System (FEDLINE) or the Automated Clearing House (ACH)), at the option of the Government. After award, but no later than 14 days before an invoice or contract financing request is submitted, Corporation shall designate a financial institution for receipt of electronic funds transfer payments, and shall submit this designation to the Contracting Officer or other Government official, as directed.

          "(a) For payments through FEDLINE, Corporation shall provide the following information:

                (1)  Name, address, and telegraphic
          abbreviation of the financial institution receiving payment.

                (2)  The American Bankers Association 9-
          digit identifying number for wire transfers of the financing institution receiving payment if the institution has access to the Federal
          Reserve Communications System.

                (3)  Payee's account number at the
          financial institution where funds are to be transferred.

                (4)  If the financial institution does
          not have access to the Federal Reserve
          Communications System, name, address, and telegraphic abbreviation of the correspondent financial institution through which the financial institution receiving payment obtains wire transfer activity. Provide the telegraphic abbreviation and American Bankers
          Association identifying number for the
          correspondent institution.

          "(b) For payment through ACH, Corporation shall provide the following information:

                (1)  Routing transit number of the
          financial institution receiving payment (same as American Bankers Association identifying number used for FEDLINE).

                (2)  Number of account to which funds are
          to be deposited.

                (3)  Type of depositor account ('C' for
          checking, 'S' for savings).

                (4)  If Corporation is a new enrollee to
          the ACH system, a 'Payment Information Form,'
          SF 3881, must be completed before payment can be processed.

          "(c) In the event Corporation, during the performance of this Agreement, elects to designate a different financial institution for the receipt of any payment made using electronic funds transfer procedures, notification of such change and the required information specified above must be received by the appropriate Government official 30 days prior to the date of such change is to become effective.

          "(d) The documents furnishing the information required in this clause must be dated and contain the signature, title, and telephone number of the Corporation official authorized to provide it, as well as Corporation's name and contract number.

          "(e) Corporation's failure to properly designate a financial institution or to provide appropriate payee bank account information may delay payments of amounts otherwise properly due."

     46. A new Section 7.38 is to be inserted after Section 7.37 as follows:

     "SECTION 7.38 - Payment of Interest.

          "(a) Notwithstanding any other clause of this Agreement, all amounts that become payable by Corporation to the Government under this Agreement (net of any applicable tax credit under the Internal Revenue Code (26 U.S.C. 1481)) shall bear simple interest from the date due until paid unless paid within 30 days of becoming due. The interest rate shall be the interest rate established by the Secretary of the Treasury as provided in Section 12 of the Contract Disputes Act of 1978 (Public Law 95-563), which is applicable to the period in which the amount becomes due, as provided in paragraph (b) of this clause, and then at the rate applicable for each six-month period as fixed by the Secretary until the amount is paid.

          "(b) Amounts shall be due at the earliest of the following dates:

                (1)  The date fixed under this Agreement.

                (2)  The date of the first written demand
          for payment consistent with this Agreement.

          "(c) The interest charge made under this clause may be reduced under the procedures prescribed in 32.614-2 of the Federal Acquisition Regulation in effect on the date of this Agreement."

     47. A new Section 7.39 is to be inserted after Section 7.38 as follows:

     "SECTION 7.39 - FAR 52.203-10  Price or Fee Adjustment for
     Illegal or Improper Activity (SEP 1990).

          "(a) The Government, at its election, may reduce the price of a fixed-price type contract or contract modification and the total cost and fee under a cost-type contract or contract modification by the amount of profit or fee determined as set forth in paragraph (b) of this clause if the head of the contracting activity or his or her designee determines that there was a violation of subsection 27(a) of the Office of Federal Procurement Policy Act, as amended (41 U.S.C. 423), as implemented in the FAR. In the case of a contract modification, the fee subject to reduction is the fee specified in the particular contract modification at the time of execution, except as provided in subparagraph (b)(5) of this clause.

          "(b) The price or fee reduction referred to in paragraph (a) of this clause shall be --


                (1)  For cost-plus-fixed-fee contracts,
          the amount of the fee specified in the
          contract at the time of award;

                (2)  For cost-plus-incentive-fee
          contracts, the target fee specified in the contract at the time of award, notwithstanding any minimum fee or 'fee floor' specified in the contract;

                (3)  For cost-plus-award-fee contracts --

                     (i)  The base fee established
                in the contract at the time of
                contract award;

                     (ii) If no base fee is
                specified in the contract, 30
                percent of the amount of each award
                fee otherwise payable to the
                Contractor for each award fee
                evaluation period or at each award
                fee determination point.

                (4)  For fixed price incentive contracts,
          the Government may --

                     (i)  Reduce the contract
                target price and contract target
                profit both by an amount equal to
                the initial target profit specified
                in the contract at the time of
                contract award; or

                     (ii) If an immediate
                adjustment to the contract target
                price and contract target profit
                would have a significant adverse
                impact on the incentive price
                revision relationship under the
                contract, or adversely affect the
                contract financing provisions, the
                Contracting Officer may defer such
                adjustment until establishment of
                the total final price of the
                contract.  The total final price
                established in accordance with the
                incentive price revision provisions
                of the contract shall be reduced by
                an amount equal to the initial
                target profit specified in the
                contract at the time of contract
                award and such reduced price shall
                be the total final contract price.

                (5)  For firm-fixed-price contracts or
          contract modifications, by 10 percent of the initial contract price; 10 percent of the contract modification price; or a profit amount determined by the Contracting Officer from records or documents in existence prior to the date of the contract award or modification.

                "(c) The Government may, at its election, reduce a prime contractor's price or fee in accordance with the procedures of paragraph
          (b) of this clause for violations of the Act by its subcontractors by an amount not to exceed the amount of profit or fee reflected in the subcontract at the time the subcontract was first definitively priced.

                "(d) In addition to the remedies in
          paragraphs (a) and (c) of this clause, the Government may terminate this contract for default. The rights and remedies of the Government specified herein are not exclusive and are in addition to any other rights and remedies provided by law or under this contract.

                "(e) Notwithstanding the provisions of
          paragraphs (a),(b),(c) and (d) of this Section
          7.39 :

                     (1)  The cumulative total of
                all reductions, made pursuant to
                this Section 7.39, in price, profit,
                fee or other compensation shall not
                exceed $140,000; and

                     (2)  If, pursuant to this
                section, DOE elects, in whole or in
                part, to cancel, terminate, annul or
                suspend this Agreement, to terminate
                the right of Corporation to proceed
                or to suspend contract payments,
                such action by DOE may only be taken
                by delivering to Corporation a
                notice in writing of DOE's election
                to terminate not less than three
                years prior to the effective date of
                termination pursuant to Section 6.02
                of this Agreement."

     48. The term "indebtedness" referred to in the DOE Power Agreement shall include any indebtedness of Corporation for borrowed money incurred in connection with the acquisition, financing, construction and completion of the project generating stations, or the project transmission facilities, and shall include any indebtedness (including, without limitation any indebtedness relating to the interest component, the principal or amortization component and any other component of any purchase price, amortization, rental or other payment under an installment sale, loan, lease or similar agreement) relating to the purchase, lease or acquisition by Corporation of additional facilities under
Section 3.06 and replacements under Section 3.07.

     49. Appendix II is amended in its entirety to read as follows:

                            APPENDIX II

                "DEFINITION OF OUT-OF-POCKET COSTS

                      OF SUPPLEMENTAL ENERGY

          "Out-of-pocket costs associated with the furnishing of supplemental energy mean such operating and tax expenses incurred that would not have been otherwise incurred if such supplemental energy had not been furnished.

          "Such operating expenses, under usual
     circumstances, include the incremental production expenses incurred in the production of the energy so furnished. Incremental production expenses associated with the production of such energy will be influenced by the type or class of generating station used for such purpose. If the station used is normally operating and carrying load, the incremental production expenses will include, without limitation, the fuel expense normally charged at the time in question by the producer of the power plus an appropriate allowance for maintenance, plus, in the case of supplemental energy scheduled to be delivered to Corporation from the Sponsoring Companies for redelivery to DOE, 0.5 mills per kwh for incremental operating labor. The appropriate unit allowance for maintenance shall be one-half of the weighted average unit cost (expressed in mills per kwh of net generation) normally charged at the time in question by the producer of the power. If the station or part thereof used is normally held in reserve as standby, all expenses incurred that are in excess of the expenses that would have been incurred for standby operation of such station or part thereof will be considered incremental production expenses. Incremental production expenses associated with fuel for each kwh of supplemental energy not scheduled for redelivery to DOE from the Sponsoring Companies shall be an amount determined by dividing (i) the total amount determined under Section 3.03 of this Agreement, by (ii) the billing kwh of permanent power for such month, plus the transmission losses thereon from the 345 kv busses of the project generating stations to the point of delivery.

          "To the operating expenses as hereinabove determined, there will be added a charge of 0.7 mills per kwh to cover accounting, administration and billing expenses. Tax expenses will be the expenses that are payable as taxes either in connection with the sale or production of such energy.

          "The above-described charges for operating labor and for accounting, administration and billing shall be adjusted in the following manner:

          (i) Operating Labor. Effective January 1 of each year, commencing January 1, 1989, the value for average hourly earnings of production or non-supervisory workers in electric services (1972 SIC Code 491) published by the U.S. Department of Labor, Bureau of Labor Statistics for the month of August in the preceding calendar year shall be compared to the March 1988 base value of such average hourly earnings of $14.28 per hour. The percentage change thereof (carried out four decimal places, e.g., 6.124% shall be .0612) in such average hourly earnings shall be multiplied by the initial charge for operating labor of
     0.5 mills per kwh. The amount of increase or decrease shall be added to or subtracted from, as the case may be, the initial charge for operating labor; and the amount obtained in this manner (carried out four decimal places) shall become the then effective charge for operating labor.

          (ii) Accounting, Administration and Billing. Effective January 1 of each year, commencing January 1, 1989, the value for average hourly earnings of production or non-supervisory workers in accounting, auditing and bookkeeping services (1972 SIC Code 893) published by the U.S. Department of Labor, Bureau of Labor Statistics for the month of August in the preceding calendar year shall be compared to the March 1988 base value of such average hourly earnings of $10.26 per hour. The percentage change thereof (carried out four decimal places, e.g., 6.124% shall be .0612) in such average hourly earnings shall be multiplied by the initial charge for accounting, administration and billing of 0.7 mills per kwh. The amount of increase or decrease shall be added to or subtracted from, as the case may be, the initial charge for accounting, administration and billing; and the amount obtained in this manner (carried out four decimal places) shall become the then effective charge for accounting, administration and billing.

          "Should publication of average hourly earnings be discontinued for either or both of the above-referenced statistical codes, a statistical code or codes which is or are, as nearly as practicable, equivalent shall be substituted by mutual agreement of the parties hereto.:

     50. This Modification No. 14 to the DOE Power Agreement shall become effective at 12:00 Midnight on the date on which Corporation shall deliver to DOE a written notice to the effect that:
          (a) All applicable requirements as to approval by or filings with regulatory agencies having jurisdiction in respect of the transactions constituting the subject matter of this Modification No. 14 (including expiration of any specified period after the date of any filing) have been complied with and all requisite approvals of such regulatory agencies are in full force and effect and none is the subject of attack on appeal by direct proceeding or otherwise, and (except to the extent that Corporation shall waive such condition) any requisite approvals of regulatory agencies having such jurisdiction have become final and not subject to judicial review in any court; and

          (b) All applicable requirements as to approval by or filings with regulatory agencies having jurisdiction in respect of a modification, if any of the Inter-Company Power Agreement dated July 10, 1953, as amended (including expiration of any specified period after the date of any filing) have been complied with and all requisite approvals of such regulatory agencies are in full force and effect and none is the subject of attack on appeal by direct proceeding or otherwise, and (except to the extent that Corporation shall waive such condition) any requisite approvals of regulatory agencies having such jurisdiction have become final and not subject to judicial review in any court; and

          (c)   The General Counsel of DOE shall have
     delivered to Corporation an opinion satisfactory to Corporation that the Agreement as modified herein constitutes a valid and legally binding obligation of the United States of America enforceable in accordance with its terms.

     51. The DOE Power Agreement, as modified by Modifications No. 1 through No. 13, both inclusive, and by this Modification No. 14, is hereby in all respects confirmed.
     IN WITNESS WHEREOF, the parties hereto have executed this Modification No. 14 as of the date and year first above written.


                               OHIO VALLEY ELECTRIC CORPORATION


                               By

                               UNITED STATES OF AMERICA

                               By:  SECRETARY OF ENERGY


                               By WILLIS DAVIS
                                 Authorized Contracting Officer